Exhibit 10.10

REPRESENTATION, WARRANTY AND INDEMNITY

AGREEMENT

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This REPRESENTATION, WARRANTY AND INDEMNITY AGREEMENT is made and entered into as of April     , 2010 (this “Agreement”) and is effective as of the Closing Date (as defined below), by and among DLC Realty Trust, Inc., a Maryland corporation (the “Company”), which intends to qualify as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes, and DLC Realty, L.P., a Delaware limited partnership and subsidiary of the Company (“DLC OP,” and collectively with the Company, the “Consolidated Entities”) on the one hand, and Messrs. Adam Ifshin and Stephen Ifshin on the other hand (such individuals collectively, the “Principals”).

RECITALS

WHEREAS, in conjunction with the Company’s formation transactions and the initial public offering of the Company (the “IPO”), the Company desires to consolidate the ownership of: (1) the limited liability company, general or limited partnership interests (the “Existing Member Interests”) held by the Principals and certain other members and limited partners (the “Existing Members” and together with the Principals, the “Exchanging Members”) in one or more limited liability companies or partnerships (the “Existing Entities”) which own, directly or indirectly, the 86 real properties described in the Company’s Consent Solicitation Statement and Confidential Offering Memorandum, dated March 15, 2010 (the “Confidential Offering Memorandum”); and (2) the stock (the “DLC Interests” and collectively with the Existing Member Interests, the “Interests”) held by Mr. Adam Ifshin as the sole stockholder of DLC Management Corporation, a New York corporation (“DLC Management”), Delphi Commercial Properties, Inc., a New York corporation (“Delphi”) and First Man Orange Corp., a Connecticut corporation (the “First Man Corp” and collectively, the “DLC Existing Entities”) all as set forth on Exhibit A (the “Investor Information Page”) to the Irrevocable Exchange and Subscription Agreement by and among the Company, DLC OP, the Principals and the Exchanging Members (the “Irrevocable Exchange and Subscription Agreement”), into the Company and DLC OP in a consolidation transaction to be completed prior to or concurrently with the completion of the IPO (as more particularly described below and in the Confidential Offering Memorandum, the “Consolidation Transaction”);

WHEREAS, the Consolidation Transaction will entail, among other things, the exchange by the Exchanging Members, through a series of merger transactions, of their Existing Member Interests and DLC Interests, as applicable, for units of limited partnership interests (the “OP Units”) to be issued by DLC OP (or, in some limited cases as described in the Confidential Offering Memorandum, cash), and, solely with respect to Mr. Adam Ifshin, shares of common stock, par value $0.01 per share, (the “Common Stock”);

WHEREAS, the following agreements together with this Agreement are collectively referred to in this agreement as the “Subscription Documents”: the Registration Rights Agreement, the Tax Protection Agreement, the Lock-Up Agreement, the Consolidation Transaction Agreements, the Irrevocable Exchange and Subscription Agreement and to the extent that Exchanging Members are receiving OP Units, the DLC OP Agreement (all such terms as defined in the Confidential Offering Memorandum);

WHEREAS, in order to induce the Consolidated Entities to enter into the Subscription Documents, the Principals have agreed to provide, jointly and severally, certain representations, warranties and indemnities as set forth herein; and

WHEREAS, the Principals have agreed to deposit OP Units with an aggregate value on the Closing Date equal to $10,000,000 (collectively, the “Indemnity Holdback Amount”) into an “Indemnity Holdback Escrow” pursuant to the “Escrow Agreement” attached as Exhibit A hereto with the “Escrow Agent” (as defined therein), in order to provide the exclusive remedy for any breaches of this Agreement. Each OP Unit so deposited shall be valued at the initial public offering price of a share of Common Stock in the IPO (the “IPO Price”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

REPRESENTATION AND WARRANTIES

The Principals hereby jointly and severally represent and warrant to the Consolidated Entities that as of Closing Date (or such other date specifically set forth below), except as disclosed in the Confidential Offering Memorandum, the Prospectus and the Disclosure Schedule attached hereto, as may be amended from time to time prior to the Closing Date:

Section 1.01. Organization; Authority.

(a) Each of the Existing Entities and the DLC Existing Entities has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to enter into each agreement or other document contemplated by the Subscription Documents and to carry out the transactions contemplated thereby, and to own, lease and/or operate each of its Real Properties (as defined herein) and its other assets, and to carry on its business as presently conducted. Each such Existing Entity and DLC Existing Entity, to the extent required under applicable Laws (as defined herein), is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Real Properties make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect (as defined herein).

(b) Schedule 1.01(b) sets forth as of the date hereof with respect to each Existing Entity and the DLC Existing Entities (i) each Subsidiary of such Existing Entity and DLC Existing Entity, if applicable, (ii) the ownership interest in each such Subsidiary of such Existing Entity and the DLC Existing Entity, (iii) if not wholly owned by such Existing Entity or the DLC Existing Entity, the identity and ownership interest of each of the other owners of such Subsidiary, and (iv) each Real Property owned or leased pursuant to a ground lease by such Existing Entity or such Subsidiary. Each Subsidiary of each Existing Entity or DLC Existing Entity has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, and has all power and authority to own, lease and/or operate its Real

Properties and its other assets, and to carry on its business as presently conducted. Each Subsidiary of each Existing Entity and DLC Existing Entity, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Real Properties make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect.

Section 1.02. Due Authorization. The execution, delivery and performance by each Existing Entity and DLC Existing Entity of each agreement or other document contemplated by the Subscription Documents to which it is a party has been duly and validly authorized by all necessary actions required of such Existing Entity and the DLC Existing Entities. Each agreement, document and instrument contemplated by the Subscription Documents and executed and delivered by or on behalf of each Existing Entity and DLC Existing Entity constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such Existing Entity or DLC Existing Entity, each enforceable against such Existing Entity or DLC Existing Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

Section 1.03. Capitalization. Schedule 1.03 sets forth as of the date hereof a true, correct and complete description of the ownership of each Existing Entity and DLC Existing Entity as provided in the books and records of each such Existing Entity and DLC Existing Entity. All of the issued and outstanding equity interests of such Existing Entity and DLC Existing Entity are validly issued (other than the Profits Interests in respect of any Existing Entity or DLC Existing Entity, if applicable, where the concept of valid issuance is not applicable) and fully paid, and, to the Principals’ Knowledge, are not subject to preemptive rights and have not been previously transferred, pledged, hypothecated or conveyed, in each case, in accordance with the applicable organization documents of such Existing Entity, and are not subject to purchase rights in favor of parties that are not currently holders of interests in the Existing Entities.

Section 1.04. Licenses and Permits. To the Principals’ Knowledge, all notices, licenses, permits, certificates and authorizations required for the continued use, occupancy, management, leasing and operation of the Real Properties, and for the continued conduct and operation of the business of DLC Management and Delphi, have been obtained or can be obtained without unreasonable cost, and, to the extent same have been obtained, are in full force and effect and (to the extent required in connection with the transactions contemplated by the Subscription Documents) are assignable to the Company or DLC OP, except in each case for items that, if not so obtained, obtainable, effective and/or transferred, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Principals’ Knowledge, no Existing Entity, DLC Existing Entity or any of their Subsidiaries nor any third party has taken any action that (or failed to take any action the omission of which) would result in the revocation of any such notice, license, permit, certificate or authorization where such revocation or revocations would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 1.05. Litigation. Except for actions, suits or proceedings covered (other than with respect to the deductible or self-insured retention) by the policies of insurance described in

Schedule 1.05, there is no action, suit or proceeding pending or, to the Principals’ Knowledge, threatened against any Existing Entity or DLC Existing Entity or any of their Subsidiaries which, if adversely determined, would, individually or together with all such other actions, reasonably be expected to have a Material Adverse Effect. There is no action, suit or proceeding pending or, to the Principals’ Knowledge, threatened against any Existing Entity or DLC Existing Entity or any of their Subsidiaries which challenges or impairs the ability of the Existing Entity, DLC Existing Entity or any of their Subsidiaries to execute or deliver, or perform its obligations under any of the Subscription Documents or to consummate the transactions contemplated hereby and thereby.

Section 1.06. Compliance with Laws. No Existing Entity, DLC Existing Entity or any of the Subsidiaries has been informed in writing of any continuing violation of any Laws relating to the conduct of the business of such Existing Entity or DLC Existing Entity and/or the Subsidiaries or the commencement of any investigation respecting any such possible violation, except in each case for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 1.07. Ownership.

(a) Each Existing Entity or Subsidiary is the owner of the fee simple estate (or, in the case of certain Real Properties, the leasehold estate) to the Real Property identified on Schedule 1.07 as being owned by such Existing Entity or Subsidiary, in each case free and clear of all Liens except for Permitted Liens.

(b) With respect to each ground lease identified on Schedule 1.07 (each, a “Ground Lease”), (i) such Ground Lease is valid, binding and in full force and effect, (ii) neither the Existing Entity or Subsidiary party thereto, nor, to the Principals’ Knowledge, the applicable ground lessor, is in material violation of, or material default under, such Ground Lease, and (iii) to the Principals’ Knowledge, no event has occurred and is pending or is threatened in writing, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or material default by any Existing Entity or Subsidiary or the applicable ground lessor.

Section 1.08. Leases. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Principals, each of the leases to which any Existing Entity, DLC Existing Entity or any of their Subsidiaries is a party or by which any Existing Entity, DLC Existing Entity or any of their Subsidiaries or any Real Property is bound or subject (collectively, along with all amendments or modifications thereof, the “Leases”), is in full force and effect, and the legal, valid and binding obligation of the applicable Existing Entity, DLC Existing Entity or Subsidiary, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 1.09. Insurance. To the Principals’ Knowledge, each applicable Existing Entity, DLC Existing Entity or Subsidiary has in place the public liability, casualty and other insurance coverage with respect to each Real Property as the Principals reasonably deem necessary, including in all cases, such coverage as is required under the terms of any Continuing Loan. To the Principals’ Knowledge, each of the insurance policies with respect to the Real Properties is in full force and effect and all premiums currently due and payable thereunder have been fully paid. To the Principals’ Knowledge, no Existing Entity, DLC Existing Entity nor any Subsidiary thereof has received from any insurance company any written notices of cancellation or intent to cancel any insurance which remain outstanding.

Section 1.10. Environmental Matters. Except for matters that are described in Section 1.10 of the Disclosure Schedule or which otherwise would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Principals’ Knowledge: (A) the Existing Entities, the DLC Existing Entities and their Subsidiaries have not failed to comply with any Environmental Laws, and (B) neither the Existing Entities or the DLC Existing Entities nor their Subsidiaries have received any written notice from any Governmental Authority (as defined herein) alleging that any Real Property is not in compliance with applicable Environmental Laws (which non-compliance, if any, has not been or is not being remedied). The representations and warranties contained in this Section 1.10 constitute the sole and exclusive representations and warranties made by the Principals concerning environmental matters.

Section 1.11. Eminent Domain. There is no existing or, to the Principals’ Knowledge, threatened in writing condemnation, eminent domain or similar proceeding which would affect any of the Real Properties, except for such proceedings that would, if successfully pursued, not have a Material Adverse Effect.

Section 1.12. Financial Statements. The combined financial statements of the Existing Entities and the DLC Existing Entities included in the Prospectus (as defined herein) (the “Financial Statements”) are true, correct and complete in all material respects, and have been prepared in all material respects in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of unaudited statements, to normal year-end audit adjustments.

Section 1.13. Consents and Approvals. Except as shall have been satisfied on or prior to the Closing Date or as set forth on Schedule 1.13, no consent, order, waiver, approval or authorization of, or registration, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable laws (each, a “Consent”) is required to be obtained by any Existing Entity or DLC Existing Entity or Subsidiary in connection with the execution, delivery and performance of any of the agreements or documents contemplated by the Subscription Documents to which such Existing Entity or DLC Existing Entity or Subsidiary is a party and the transactions contemplated hereby and thereby, except for those Consents, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (it being agreed that the failure to obtain either (1) the Consent of any lender under a Continuing Loan or (2) the Consent of the requisite equity holders under the organizational documents of an Existing Entity would be expected to have a Material Adverse Effect).

Section 1.14. No Violation. None of the execution, delivery or performance by any Existing Entity or DLC Existing Entity of any agreement or document contemplated by the

Subscription Documents to which it is a party and the transactions contemplated hereby and thereby does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (A) the organizational documents of any Existing Entity or DLC Existing Entity or Subsidiary, (B) any material agreement, document or instrument to which any Existing Entity or DLC Existing Entity or Subsidiary or any of their respective assets or properties (including the Real Properties) are bound or (C) any material term or provision of any judgment, order, writ, injunction, or decree binding on any Existing Entity or DLC Existing Entity or Subsidiary, except for, in the case of clause (B) or (C), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 1.15. Taxes. To the Principals’ Knowledge, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) Each Existing Entity, DLC Existing Entity and Subsidiary has filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so). All such returns and reports are accurate and complete in all material respects, and each Existing Entity, DLC Existing Entity and Subsidiary has paid (or had paid on its behalf) all Taxes as required to be paid by it, and no deficiencies for any Taxes have been proposed, asserted or assessed in writing against any Existing Entity, DLC Existing Entity or Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending.

(b) There are no liens as a result of any unpaid Taxes (other than statutory liens for taxes not yet delinquent) upon any of the assets of any Existing Entity, DLC Existing Entity or Subsidiary.

(c)(i) each Existing Entity is and has been since its formation treated as a partnership or an entity disregarded as an entity separate from its owner for U.S. federal income tax purposes, (ii) each of DLC Management, Delphi and the First Man Corp is and has been since its formation treated as an “S” corporation for U.S. federal income tax purposes and (iii) no Governmental Authority responsible for the assessment or collection of Tax has challenged the treatment described in clauses (i) and (ii).

Section 1.16. Non-Foreign Status. None of the Existing Entities or the DLC Existing Entities is a foreign person (as defined in the Code) and none is, therefore, subject to the provisions of the Code relating to the withholding of sales or exchange proceeds to foreign persons.

Section 1.17. Contracts and Commitments. Except as set forth in Section 1.17 of the Disclosure Schedule, to the Principals’ Knowledge, none of the DLC Existing Entities, Existing Entities or Subsidiaries (for purposes of this Section 1.17, each a “DLC Party” and collectively the “DLC Parties”) is a party to:

(a) any agreement pursuant to which DLC Management, Delphi or any other DLC Party provides property management, construction management, asset management, leasing or other real-estate related services to any Person other than another DLC Party;

(b) any agreement pursuant to which a DLC Party would be required to pay severance to any director or officer;

(c) any material agreement with another person or entity limiting or restricting the ability of any DLC Party to enter into or engage in any market or line of business;

(d) any agreements for the sale of any of the assets of any DLC Party other than in the ordinary course of business, or for the grant to any Person of any preferential rights to purchase any of the assets of any DLC Party other than preferential rights granted to tenants or other third parties for non-material portions of individual Real Properties (e.g., outparcels); or

(e) any other agreement (or group of related agreements) the performance of which presently requires aggregate payments be made from any DLC Party in excess of $1,000,000 per year other than to another DLC Party.

With respect to each of the contracts to which any of the DLC Parties is a party and which is required to be set forth on Section 1.17 of the Disclosure Schedule (the “Material Contracts”), to the Principals’ Knowledge, such Material Contract is in full force and effect and is the legal, valid and binding obligation of the applicable DLC Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). With respect to each Material Contract, neither any DLC Party that is party thereto nor, to the Principals’ Knowledge, any other party, is in material breach or material violation of, or material default under, any such Material Contract, and to the Principals’ Knowledge, no event has occurred and is pending, or is threatened in writing, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or material default by any DLC Party or any other party to such Material Contract.

Section 1.18. Continuing Loans. Schedule 1.18 sets forth a complete list of all loans made to Existing Entities or Subsidiaries that will remain in effect after the Closing Date (the “Continuing Loans”), including in each case the names of the lender and borrower thereunder and the outstanding principal balance as of December 31, 2009. With respect to each Continuing Loan, (a) the lender has not declared in writing a default or “Event of Default,” (b) the lender has not brought any claim in writing under any guaranty, and (c) to the Principals’ Knowledge, no event has occurred and is pending or is threatened in writing, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material default by the borrower thereunder or give rise to any material claims by the lender under any guaranties provided with respect thereto.

Section 1.19. Bankruptcy. No bankruptcy or similar insolvency proceeding has been filed, or is currently contemplated, with respect to any DLC Existing Entity, Existing Entity or Subsidiary.

Section 1.20. Employees.

(a) Except for DLC Management, no Existing Entity, DLC Existing Entity or Subsidiary has any employees.

(b) As of the date hereof, DLC Management employs 95 full-time employees and 32 part-time employees.

(c) DLC Management has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining other than such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. DLC Management has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of DLC Management and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing other than such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) To the Principals’ Knowledge, no officer or other executive-level employee intends to terminate employment with DLC Management or is otherwise likely to become unavailable to continue as an officer or other executive-level employee, nor does DLC Management have a present intention to terminate the employment of any of the foregoing. Other than as set forth in the Prospectus, the employment of each employee of DLC Management is terminable at the will of DLC Management.

(e) DLC Management is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Principals’ Knowledge, has sought to represent any of the employees, representatives or agents of DLC Management. There is no strike or other labor dispute involving DLC Management pending, or to the Principal’s Knowledge, threatened, which could have a Material Adverse Effect, nor is DLC Management aware of any labor organization activity involving its employees.

Section 1.21. Absence of Undisclosed Liabilities. Except as and to the extent (a) reflected and reserved against in the Financial Statements, (b) set forth on Section 1.21 of the Disclosure Schedule, or (c) incurred in the ordinary course of business after the date of the Financial Statements which would not reasonably be expected to have a Material Adverse Effect, DLC Management has no liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due).

Section 1.22. Intellectual Property. DLC Management owns all trademarks, trademark applications, service marks, tradenames, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes as are necessary to the conduct of DLC Management’s business as now conducted and as presently proposed to be conducted (collectively, “DLC Management Intellectual Property”) that it purports to own and possesses sufficient and enforceable legal rights to such DLC Management Intellectual Property as necessary for the operation of DLC Management’s business as now conducted and as presently proposed to be conducted.

Section 1.23. Absence of Liens . To the Principals’ Knowledge, the property and assets that DLC Management owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for Permitted Liens.

ARTICLE II

NATURE OF REPRESENTATIONS AND WARRANTIES

Section 2.01. Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive after the Effective Time until the Annual Report on Form 10-K for the year ended December 31, 2010 for the Company has been filed (the “Expiration Date”). If written notice of a claim in accordance with Section 4.02 has been given prior to the Expiration Date, then the relevant representation or warranty shall survive, but only with respect to such specific claim, until such claim has been finally resolved. Any claim for indemnification not so asserted in writing by the Expiration Date may not thereafter be asserted and shall forever be waived.

Section 2.02. No Implied Representations or Warranties. Other than the representations and warranties expressly set forth in Article I, the Principals shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

ARTICLE III

INDEMNITY HOLDBACK ESCROW

Section 3.01. Establishment. On the Closing Date, each Principal shall deposit his Individual Percentage (as defined herein) of the Indemnity Holdback Amount into the Indemnity Holdback Escrow in the form of OP Units, each such security to be valued at the IPO Price. A separate “Participant Account” within the Indemnity Holdback Escrow will be established and maintained for each Principal consisting of (i) the amount of the Indemnity Holdback Amount from that Principal deposited with respect to that Principal, plus (ii) any earnings, dividends, distributions, interest and gains earned or realized (“Earnings”) on the Indemnity Holdback Amount for that Participant Account, and minus (iii) any distributions made pursuant to this Agreement and the Escrow Agreement and charged to that Participant Account. The establishment of separate Participant Accounts, and the charging of Escrow Claims against the Participant Accounts in accordance with Individual Percentages as provided herein, shall be for administrative purposes only, and shall not in any way affect the joint and several liability of the Principals hereunder. As provided in the Escrow Agreement, all Earnings with respect to the Indemnity Holdback Amount will be promptly distributed to the Principals.

The Principals hereby acknowledge and agree that the establishment of separate Participant Accounts, and the charging of Escrow Claims against the Participant Accounts pro rata in accordance with the Principals’ Individual Percentages (as defined below) shall be for administrative purposes only, and shall not in any way affect or negate the joint and several liability of the Principals hereunder.

ARTICLE IV

PAYMENT

Section 4.01. Indemnification of Consolidated Entities. The Consolidated Entities and their Affiliates and each of their respective directors, officers, employees, agents and representatives (each of which is an “Indemnified Party”) shall be indemnified and held harmless, under the terms and conditions of this Agreement out of the Indemnity Holdback Escrow, from and against any and all Losses in excess of $1,000,000 arising out of or relating to, asserted against, imposed upon or incurred by the Indemnified Party in connection with or as a result of any breach of a representation or warranty of the Principals contained in this Agreement; provided, that the directors, officers and employees of the Consolidated Entities shall be indemnified hereunder only in their capacities as such and not individually. No Indemnified Party (other than the Consolidated Entities) may make a claim hereunder without the prior written consent of the Company.

Section 4.02. Escrow Claims.

(a) At the time when either of the Consolidated Entities learns of any potential claim under this Agreement (an “Escrow Claim”) against the Principals, it will promptly give written notice (a “Claim Notice”) to the Principals and to the Escrow Agent; provided, that failure to so notify the Principals or the Escrow Agent, as applicable, shall not prevent recovery under this Agreement, except to the extent that any Principal shall have been materially prejudiced by such failure. Each Claim Notice shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such Escrow Claim, and the amount or good faith estimate of the amount of Losses arising therefrom. The Indemnified Party shall deliver to the Principals, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to a Third Party Claim (as defined below); provided, that failure to do so shall not prevent recovery under this Agreement, except to the extent that a Principal shall have been materially prejudiced by such failure.

(b) Any payment made from the Indemnity Holdback Escrow in respect of an Escrow Claim will be allocated among the Participant Accounts pro rata in accordance with the Individual Percentages. In determining value for such allocation, and distribution from the Indemnity Holdback Escrow in respect of an Escrow Claim, each OP Unit shall be valued at the IPO Price. If the Escrow Agent is restrained, enjoined or stayed by law or court order from withdrawing assets from one Participant Account, the amount which would have been drawn from such Participant Account shall be allocated to and withdrawn from the other Participant Account. If the Escrow Agent ceases to be so restrained, enjoined or stayed, then to the extent practicable, the Participant Account from which an additional amount was withdrawn under the prior sentence shall be credited with the amount of such withdrawal through a deduction from the Participant Account that was the subject of such restraint, injunction or stay.

(c) The Principals shall be entitled, at their own expense, to elect in accordance with Section 4.06 below, to assume and control the defense of any Escrow Claims based on claims asserted by third parties (“Third Party Claims”), through counsel chosen by the Principals, if they give written notice of their intention to do so to the Consolidated Entities within thirty (30) days of the receipt of the applicable Claim Notice; provided, however, that the Indemnified Parties may at all times participate in such defense at their own expense. Without limiting the foregoing, in the event that the Principals exercise the right to undertake any such defense against a Third Party Claim, the Indemnified Party shall cooperate with the Principals in such defense and make available to the Principals, at the Principals’ expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Principals. No compromise or settlement of such Third Party Claim may be effected by either the Indemnified Party, on the one hand, or the Principals, on the other hand, without the other party’s consent (which shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such other party and (ii) each Indemnified Party that is party to such claim is released from all liability with respect to such claim.

Section 4.03. Delivery and Release of Indemnity Escrow with Respect to Escrow Claims. Upon resolution of any Escrow Claim or portion of an Escrow Claim as evidenced by a written instruction of the Company, in which an officer of the Company certifies that the instruction has been approved by either (x) the Principals in accordance with Section 4.06 or (y) a final award of an arbitral tribunal in accordance with this Agreement, the Escrow Agent shall release the amount and type of Indemnity Holdback Amount specified therein, and shall charge such amount to the Participant Accounts pro rata in accordance with the Individual Percentages. Upon any disbursement from the Indemnity Holdback Escrow pursuant to this Agreement, the Consolidated Entities will purchase (at a price per OP Unit, equal to the IPO Price) such number of the securities as will permit the Escrow Agent to distribute cash in lieu of any fractional shares.

Section 4.04. Delivery and Release of Indemnity Escrow After Expiration Date. Within 10 days after the Expiration Date (as the same may be extended pursuant to Section 2.01 with respect to an individual Escrow Claim), and at the end of each calendar quarter thereafter while any Indemnity Holdback Amount remains in the Indemnity Holdback Escrow, the Consolidated Entities shall deliver to the Escrow Agent a notice which shall set forth (i) a list of any outstanding Escrow Claims, together with a good faith estimate of the maximum value (expressed in dollars) of each such Escrow Claim and the aggregate amount of such values that would be allocated against each Participant Account in accordance with Section 4.02(b) if the actual amount of Losses in respect of each such Escrow Claim were equal to such good faith estimate of the maximum value thereof, and (ii) an instruction to the Escrow Agent to release to the Principals any consideration in the Indemnity Holdback Escrow in excess of the aggregate value of the outstanding Escrow Claims.

Section 4.05. Exclusive Remedy. The sole and exclusive remedy for Indemnified Parties with respect to any and all Escrow Claims relating to a breach of this Agreement (other than breaches arising out of or in connection with fraud) shall be recovery from the Indemnity

Holdback Escrow in accordance with the terms of this Agreement and the Escrow Agreement. The Principals shall not be liable or obligated to make payments under this Agreement to the extent such payments in the aggregate exceed the Indemnity Holdback Amount. In furtherance of the foregoing, each of the Consolidated Entities hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the other parties hereto arising under or based upon any federal, state, local or foreign Law, other than the right to seek indemnity pursuant to this Agreement.

Section 4.06. Authorization. For purposes of this Article IV, a decision, act, consent, election or instruction of the Principals shall be deemed to be authorized if approved by both Principals. The Escrow Agent and the Consolidated Entities, including their respective directors, officers, employees, agents and representatives, are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction. The Principals may from time to time by written notice to the Consolidated Entities appoint a representative or representatives to exercise such powers with respect to one or more claims as may be delegated by the Principals.

Section 4.07. Indemnity Payments. All indemnity payments made hereunder shall be treated as adjustments to the consideration paid under the Subscription Documents for federal income tax purposes.

ARTICLE V

GENERAL PROVISIONS

Section 5.01. Notices. All notices and other communications under this Agreement after the closing shall be in writing and shall be deemed given when (i) delivered personally, (ii) five Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (iii) one Business Day after being sent by a nationally recognized overnight courier or (iv) transmitted by facsimile if confirmed within 24 hours thereafter by a signed original sent in the manner provided in clause (i), (ii) or (iii) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

if to the Company or DLC OP to:

580 White Plains Road

Tarrytown, New York 10591

Tel: (914) 631-3131

Fax: (914) 206-4021

Attention: William M. Comeau

with a copy to:

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attention: Larry P. Medvinsky

Facsimile: (212) 878-8375

if to any Principal, to:

580 White Plains Road

Tarrytown, New York 10591

Tel: (914) 631-3131

Fax: (914) 206-4021

Attention: Adam Ifshin

Section 5.02. Definitions. For purposes of this Agreement, the following terms shall have the following meanings.

(a) “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(b) “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Maryland.

(c) “Closing Date” means the closing date of the IPO.

(d) “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

(e) “Environmental Laws” means all applicable federal, state and local Laws governing pollution or the protection of human health or the environment.

(f) “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(g) “Individual Percentages” means the percentages set forth next to each Principal’s name on Exhibit B.

(h) “Knowledge” means the actual current knowledge of Adam Ifshin and Stephen Ifshin, after reasonable consultation and inquiry with Michael Cohen, William Comeau, Daniel Taub and Jonathan Wigser, without any other duty to investigate or inquire.

(i) “Laws” means applicable laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority.

(j) “Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

(k) “Losses” means charges, complaints, claims, actions, causes of action, losses, damages, liabilities and expenses of any nature whatsoever, including without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds, but does not include any diminution in value of the Consolidated Entities except in the case of breaches of Section 1.10.

(l) “Material Adverse Effect” means a material adverse effect on the Company and the Real Properties taken as a whole.

(m) “Permitted Liens” means (i) Liens, or deposits made to secure the release of such Liens, securing Taxes, the payment of which is not delinquent or the payment of which is actively being contested in good faith by appropriate proceedings diligently pursued; (ii) zoning Laws generally applicable to the districts in which Real Properties are located; (iii) easements for public utilities, encroachments, rights of access and/or other non-monetary matters that do not materially interfere with the use of the Real Properties; (iv) Liens securing financing or credit arrangements existing as of the Closing Date; (v) Liens arising under leases entered into in the ordinary course of business; (vi) any exceptions contained in the title policies relating to the Real Properties as of the Closing Date; and (vii) any matters that would not have a Material Adverse Effect.

(n) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(o) “Prospectus” means the Company’s final prospectus as filed with the Securities and Exchange Commission.

(p) “Real Properties” means the property owned or leased pursuant to a ground lease by any Existing Entity or DLC Existing Entity.

(q) “Securities Act” means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.

(r) “Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust or other legal entity which an Existing Entity or DLC Existing Entity owns (either directly or through or together with another Subsidiary) either (i) a general partner, managing member or other similar interest, or (ii)(A) 10% or more of the voting power of the voting capital stock or other equity interests, or (B) 10% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity. As used herein, “Subsidiary” or “Subsidiaries” refers to the Subsidiaries of the Existing Entity or DLC Existing Entity, or an applicable Existing Entity or DLC Existing Entity, as applicable, as set forth on Schedule 5.02, unless the context otherwise requires.

(s) “Tax” means all applicable federal, state, local and foreign income, withholding, property, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto.

Section 5.03. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

Section 5.04. Entire Agreement; Third-Party Beneficiaries. This Agreement and the Escrow Agreement, including, without limitation, the exhibits hereto and thereto, constitute the entire agreement and supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.

Section 5.05. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, regardless of any laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 5.06. Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that DLC OP may assign its rights and obligations hereunder to an Affiliate.

Section 5.07. Jurisdiction. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in New York County, New York (collectively, the “New York Courts”), with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.

Section 5.08. Dispute Resolution. The parties intend that this Section 5.08 will be valid, binding, enforceable, exclusive and irrevocable and that it shall survive any termination of this Agreement.

(a) Upon any dispute, controversy or claim arising out of or relating to this Agreement or the enforcement, breach, termination or validity thereof (“Dispute”), the party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute following which the parties to such Dispute shall attempt for a period of ten

(10) Business Days from receipt by the parties of notice of such Dispute to resolve such Dispute by negotiation between representatives of the parties hereto who have authority to settle such Dispute. All such negotiations shall be confidential and any statements or offers made therein shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence and shall not be admissible as evidence in any subsequent proceeding for any purpose. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during any such negotiation. Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to clause (c) below without regard to any such 10-day negotiation period.

(b) Any Dispute (including the determination of the scope or applicability of this agreement to arbitrate) that is not resolved pursuant to clause (a) above shall be submitted to final and binding arbitration in New York before one neutral and impartial arbitrator, in accordance with the laws of the State of New York for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The parties hereto shall appoint one arbitrator within fifteen (15) days of a demand for arbitration. If an arbitrator is not appointed within such 15-day period, the arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The arbitrator shall designate the place and time of the hearing. The hearing shall be scheduled to begin as soon as practicable and no later than sixty (60) days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible. The award, which shall set forth the arbitrator’s findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration award shall be final and binding on the parties and not subject to collateral attack. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

(c) Notwithstanding the parties’ agreement to submit all Disputes to final and binding arbitration before JAMS, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief in order to protect any party’s rights under this Agreement. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(d) The prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees, and the non-prevailing party shall pay all expenses and fees of JAMS, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrator, and the fees, costs and expenses of the arbitrator. The arbitrator shall allocate such costs and designate the prevailing party or parties for these purposes.

Section 5.09. Severability. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable law, but if any provision is held invalid, illegal or unenforceable under applicable law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

Section 5.10. Rules of Construction.

(a) The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 5.11. Time of the Essence. Time is of the essence with respect to all obligations under this Agreement.

Section 5.12. Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 5.13. No Personal Liability Conferred. This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, partner, employee or stockholder of the Company or DLC OP in their capacities as such.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

CONSOLIDATED ENTITIES

DLC REALTY TRUST, INC.

By:
	Name:	William M. Comeau
	Title:	Chief Financial Officer

DLC REALTY, L.P.

By:	DLC Realty Trust, Inc. Its General Partner

By:
	Name:	William M. Comeau
	Title:	Chief Financial Officer

PRINCIPALS

Adam Ifshin

Stephen Ifshin

EXHIBITS

Exhibit A: Form of Escrow Agreement

Exhibit B: Individual Percentages

EXHIBIT A

INDEMNITY ESCROW AGREEMENT

This INDEMNITY ESCROW AGREEMENT (this “Agreement”), dated as of April     , 2010, is made by and among DLC Realty Trust, Inc., a Maryland corporation (the “Company”), DLC Realty, L.P., a Delaware limited partnership (“DLC OP” and collectively with the Company, the “Consolidated Entities”), Messrs. Adam Ifshin and Stephen Ifshin (collectively, the “Principals”), and the Company, acting in the capacity of escrow agent (the “Escrow Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Indemnity Agreement (as defined below).

WHEREAS, the Company, DLC OP and the Principals are parties to that certain Representation, Warranty and Indemnity Agreement, dated as of April     , 2010 and effective as of even date herewith (the “Indemnity Agreement”);

WHEREAS, the Indemnity Agreement contains, among other things, representations and warranties of the Principals and indemnities with respect thereto, and contemplate the deposit of the Indemnity Holdback Amount into an Indemnity Holdback Escrow;

WHEREAS, the indemnification procedures governing the indemnification obligations of each Principal are set forth in the Indemnity Agreement; and

WHEREAS, the parties wish to establish the Indemnity Holdback Escrow pursuant to this Agreement, and the Escrow Agent has agreed to hold and to release the Indemnity Holdback Amount (as increased by any interest and other earnings thereon and as reduced by any disbursements hereunder, the “Escrow Fund”) pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.

ESCROW FUND. In accordance with the Indemnity Agreement, the Principals have deposited the Indemnity Holdback Amount (consisting of OP Units) in escrow with the Escrow Agent as of the date hereof. OP Units constituting any portion of the Indemnity Holdback Amount and any other securities received by the Escrow Agent in respect thereof are referred to herein as “Escrow Securities.” A separate “Participant Account” within the Indemnity Holdback Escrow will be established and maintained for each Principal, consisting of (i) the amount of the Indemnity Holdback Amount from that Principal deposited with respect to that Principal plus (ii) any earnings, dividends, distributions, interest and gains earned or realized (“Earnings”) on the Escrow Fund for that Participant Account, and minus (iii) any distributions charged to that Participant Account. The list of Participant Accounts, the Principal that has made deposits in each Participant Account and the amounts of consideration being deposited into each as of the establishment of the Indemnity Holdback Escrow is attached as Annex A hereto.

2.

INVESTMENT. Escrow Agent shall promptly invest any cash portion of the Escrow Fund not being disbursed, provided, that such investments (i) shall be obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody’s Investors Services, Inc. or Standard & Poor’s

Corporation, or in certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with equity capital exceeding $500,000,000 (collectively “Permitted Investments”) or in money market funds which are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to this Agreement and the Indemnity Agreement.

3.

EARNINGS. Notwithstanding anything herein to the contrary, all dividends and distributions in respect of the Escrow Securities, whether in cash or additional OP Units or shares of Common Stock or other property received by the Escrow Agent shall not be part of the Escrow Fund, shall be property of the Principals and shall be distributed immediately to the Principals. In the event any Escrow Securities are reclassified or otherwise changed into or exchanged for other securities, property or cash pursuant to any merger, consolidation, sale of assets and liquidation or other transaction, the securities, cash or other property received by the Escrow Agent in respect of the Escrow Securities shall be retained by it as part of the Escrow Fund and credited proportionately to the Participant Accounts to which the Escrow Securities are credited. The provisions of this Section 3 shall apply to successive distributions.

4.

VOTING. Each Principal shall have the right to vote all Escrow Securities credited to such Principal’s Participant Account. The Escrow Agent will forward to each Principal all notices of stockholders’ meetings, proxy statements and reports to stockholders received by the Escrow Agent in respect of (x) Escrow Securities in the Participation Account or (y) that Principal, and will either (i) vote the Escrow Securities credited to such Principal’s Participation Account only in accordance with written instructions received from such Principal, or (ii) forward to such Principal a signed proxy (with power of substitution) enabling the Principal to vote such Escrow Securities.

5.

DISBURSEMENTS OF ESCROW FUND. From time to time, the Escrow Agent shall disburse all or part of the Escrow Fund in accordance with any written instruction from the Company or DLC OP (which shall include the amounts of each form of consideration to be disbursed, the person(s) to whom the disbursement is to be made, and the amount to be deducted from each Participant Account), provided, that an officer of the Company or DLC OP certifies that such disbursement instructions (i) have been approved in accordance with Section 4.03 of the Indemnity Agreement, or (ii) represent a distribution to the Principals in accordance with Section 4.04 of the Indemnity Agreement.

6.

TERMINATION OF ESCROW FUND. Upon distribution of the entire amount of the Escrow Fund, the Indemnity Holdback Escrow shall terminate, and the Escrow Agent shall give the Consolidated Entities notice to such effect.

7.	LIABILITY AND COMPENSATION OF ESCROW AGENT.

(a)

The duties and obligations of the Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement, and no implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall, in determining its duties hereunder, be under no obligation to refer to any other documents between or among the parties related in any way to this Agreement (except to the extent that this Agreement specifically refers to or incorporates by reference provisions of any other document, including the Indemnity Agreement). The Consolidated Entities shall indemnify and hold the Escrow Agent harmless from and against any and all liability and expense which may arise out of any action taken or omitted by the Escrow Agent, except such liability and expense as may result from the gross negligence or willful misconduct of the Escrow Agent. The reasonable costs and expenses of the Escrow Agent to enforce its indemnification rights under this Section 7(a) shall also be paid by the Consolidated Entities. The Escrow Agent’s indemnification rights under this Section 7 shall survive the termination of this Agreement and removal or resignation of the Escrow Agent. With respect to any claims or actions against the Escrow Agent which are indemnified by the Consolidated Entities under this Section 7, the Consolidated Entities shall have the right to retain sole control over the defense, settlement, investigation and preparation related to such claims or actions; provided, that (i) the Escrow Agent may employ its own counsel to defend such a claim or action if it reasonably concludes, based on the advice of counsel, that there are defenses available to it which are different from or additional to those available to DLC OP, and (ii) neither DLC OP or the Escrow Agent shall settle or compromise any such claim or action without the consent of the other, which consent shall not be unreasonably withheld or delayed.

(b)

The Escrow Agent shall not be liable to any person by reason of any error of judgment or for any act done or step taken or omitted by it, or for any mistake of fact or law or anything which it may do or refrain from doing in connection herewith, unless caused by or arising out of its own gross negligence or willful misconduct.

(c)

The Escrow Agent shall be entitled to rely on, and shall be protected in acting in reliance upon, any instructions or directions furnished to it in writing signed by the Company or DLC OP (so long as the instructions include a certificate signed by an officer that the instruction or direction has been given in compliance with any approval procedures required under the Indemnity Agreement) and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to it by the Company or DLC OP, and believed by the Escrow Agent to be genuine and to have been signed and presented by the proper party or parties. In performing its obligations hereunder, the Escrow Agent may consult with its counsel and shall be entitled to rely on, and shall be protected in acting in reliance upon, the advice or opinion of such counsel.

(d)

The Escrow Agent shall not be entitled to compensation for the services to be rendered by the Escrow Agent hereunder nor shall the Escrow Agent be reimbursed for any costs or expenses incurred by it in connection with the performance of such services.

(e)

The Escrow Agent may resign at any time by giving sixty (60) days written notice to the Consolidated Entities; provided, that such resignation shall not be effective unless and until a successor Escrow Agent has been appointed and accepts such position pursuant to the terms of this Section 7; and provided, further, that any such successor agent shall be entitled to customary fees and reimbursement of expenses for providing its services hereunder. In such event, the Consolidated Entities (with the approval of a majority of the Principals) shall appoint a successor Escrow Agent or, if the Consolidated Entities do not do so within sixty (60) days after such notice, the Escrow Agent shall be entitled to

(i) appoint its own successor, provided, that such successor is reasonably acceptable to the Consolidated Entities or (ii) at the expense of the Consolidated Entities, petition any court of competent jurisdiction for the appointment of a successor Escrow Agent. Such appointment, whether by the Consolidated Entities or the Escrow Agent shall be effective on the effective date of the aforesaid resignation (the “Indemnity Transfer Date”). On the Indemnity Transfer Date, all right title and interest to the Escrow Fund, including interest thereon, shall be transferred to the successor Escrow Agent and this Agreement shall be assigned by the Escrow Agent to such successor Escrow Agent, and thereafter, the resigning Escrow Agent shall be released from any further obligations hereunder. The Escrow Agent shall continue to serve until its successor is appointed, accepts this Agreement and receives the transferred Escrow Fund.

(f)	The Escrow Agent shall not have any right, claim or interest in any portion of the Escrow Fund except in its capacity as Escrow Agent hereunder.

8.

TAXES; FRACTIONAL INTERESTS. All Earnings credited to a Participant Account shall be treated as having been received for Tax purposes by the Principals to whose Participant Account the Earnings are credited. In the event the Escrow Agent becomes liable for the payment of Taxes, including withholding Taxes, relating to Earnings, the Escrow Agent may pay such Taxes to the appropriate governmental authority and deduct the amount of such Taxes with respect to each applicable Participant Account, and the Principals shall be required to reimburse such amount. To the extent that any disbursement is made pursuant to this Agreement in the form of securities, the Consolidated Entities will purchase (at then market value) such number of the securities as will permit the Escrow Holder to distribute cash in lieu of any fractional shares.

9.

REPRESENTATIONS AND WARRANTIES. Each of the Company, DLC OP and the Escrow Agent represents and warrants to the other parties hereto that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; that the execution, delivery and performance of this Agreement has been duly authorized and approved by all necessary action. Each of the Company, DLC OP, the Escrow Agent and each Principal represents and warrants to the other parties hereto that this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity; and that the execution, delivery and performance of this Agreement will not result in a breach of or loss of rights under or constitute a default under or a violation of any trust (constructive or other), agreement, judgment, decree, order or other instrument to which it is a party or it or its properties or assets may be bound.

10.

BENEFIT; SUCCESSOR AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but shall not be assignable by any party hereto without the written consent of all of the other parties hereto; provided, however, that the Escrow Agent may assign its rights hereunder to a successor Escrow Agent appointed hereunder in accordance with Section 7. Except for the persons specified in the preceding sentence, this Agreement is not intended to confer on any person not a party hereto any rights or remedies hereunder.

11.

NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when actually received and shall be given by a nationally recognized overnight courier delivery service, certified first class mail or by facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Escrow Agent:

580 White Plains Road

Tarrytown, New York 10591

Tel: (914) 631-3131

Fax: (914) 206-4021

Attention: William M. Comeau

If to the Company or DLC OP, to it at:

580 White Plains Road

Tarrytown, New York 10591

Tel: (914) 631-3131

Fax: (914) 206-4021

Attention: Adam Ifshin

with a copy to:

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attention: Larry P. Medvinsky

Facsimile: (212) 878-8375

Any party may designate such other address in writing to all the other parties hereto.

12.	GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without reference to conflict of laws principles.

13.	COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.	HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.

SEVERABILITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective in the jurisdiction involved to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

16.

ENTIRE AGREEMENT; MODIFICATION AND WAIVER. This Agreement and the Indemnity Agreement embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede any and all prior agreements and understandings relating to the subject matter hereof. No amendment, modification or waiver of this Agreement shall be binding or effective for any purpose unless (i) it is made in a writing signed by the Escrow Agent (in its capacity as such), the Company and DLC OP, and (ii) an officer of the Consolidated Entities certifies in writing that the amendment has been approved by the Principals. No course of dealing between the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay by any party to or any beneficiary of this Agreement in the exercise of any of its rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any party to or any beneficiary of this Agreement of any such right or remedy shall preclude any other or further exercise thereof. A waiver of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

CONSOLIDATED ENTITIES

DLC REALTY TRUST, INC.

By:
	Name:	William M. Comeau
	Title:	Chief Financial Officer

DLC REALTY, L.P.

By:	DLC Realty Trust, Inc. Its General Partner

By:
	Name:	William M. Comeau
	Title:	Chief Financial Officer

ESCROW AGENT

DLC REALTY TRUST, INC.

By:
	Name:	William M. Comeau
	Title:	Chief Financial Officer

PRINCIPALS

Adam Ifshin

Stephen Ifshin

ANNEX A

Participant Accounts

Principal	OP Unit Indemnity Amount
Adam Ifshin
Stephen Ifshin

Total:

EXHIBIT B

INDIVIDUAL PERCENTAGES

Principal	Percentage
Adam Ifshin		%
Stephen Ifshin		%

B-1